EXHIBIT 10.27
30, June 2008
Frederick M Bauer
1492 N. Portsmouth Circle
Orange, CA 92869-1511
Re: Offer Letter and Employment Terms
Dear Fred:
Everyone at Cardica is excited that you are joining the team. We are impressed with your background and accomplishments and are confident that you will flourish at Cardica, Inc. (the “Company”). On behalf of the Company, I am pleased to offer you the position of Vice President, Manufacturing & Operations. Your employment terms and other matters are described below.
Your duties and responsibilities include leading all operations/manufacturing functions, along with all facility related responsibilities. The Company may change your position and responsibilities from time to time as it deems necessary. You will be based in Redwood City, CA and will report to me, Bernard Hausen, President & CEO.
Your base salary rate of pay will be Nineteen Thousand One Hundred Sixty-six Dollars and Sixty-six cents ($19,166.00) per month, less applicable payroll deductions and all required withholdings. You will be paid semi-monthly, and you will be eligible for the following Company benefits: health insurance, life insurance/AD&D and long-term/short-term disability insurance, employee assistance program (EAP), flexible spending plan (FSA), 401(k) plan, health club, paid time off (PTO) and holidays. Due to your pre-scheduled personal events, you will be permitted an additional 7 days of unpaid time off between now and the end of this calendar year.
In the position of Vice President, Manufacturing & Operations, you are eligible to participate in Cardica’s annual performance-based Executive Bonus Program, which runs concurrently with our fiscal year of July — June. The current target bonus for this position is 25% of you base annual salary.
To assist you in your relocation from Orange County, CA to the San Francisco Bay Peninsula, Cardica will provide the following benefits and accommodations:
•	Up to three months of temporary housing on the SF Bay Peninsula in the form of a furnished apartment for you and your spouse, actual costs not exceed $3,000 per month; temporary housing is expected to commence thirty days from the commencement of your employment; T&E during your first thirty days of employment with Cardica will be considered business travel as you assimilate into the Company, and will be reimbursed through the Company’s normal business expense travel policy;

•	Packing, shipping and unpacking of household goods, including one car (not to exceed 20,000 lbs);

•	Two (2) round-trip airline fares for your spouse (to/from Southern California);

•	Six (6) round trip economy/coach airline fares for you to/from Southern California to return home during your temporary living (assumes 2x/month at a total cost of all home visit air expense not to exceed $1,620);

•	One-way airline travel for you and your spouse from Southern California to Northern California on final trip, along with mileage reimbursement for one car;

•	Miscellaneous lump sum moving allowance in the amount of $1,500.00
Regarding your relocation, Cardica will contract with Plus Relocation to assist you, including tax equalization to be coordinated with Cardica Payroll. It is expected that the total expenses, including the tax equalization, not exceed $40,000 (you may reference the attached relocation expense itemization for the complete details).
Upon execution of this offer letter and the Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A, and the commencement of your full-time employment with the Company, it will be recommended to the Board of Directors of the Company that you be granted an incentive stock option for Seventy Thousand (70,000) shares of the Company’s Common Stock (the “Option”), at an exercise price equal to the fair market value of Common Stock at the time of grant. The Seventy Thousand (70,000) shares shall be vested as follows: 25% of the shares shall vest on the one year anniversary, provided you are still employed by the Company as of such date; thereafter, 1/48 of the shares shall vest monthly until either (i) you cease to provide services to the Company for any reason, or (ii) the Options become fully vested.
As a Company employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Employee Proprietary Agreement”).
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.
This letter, together with Exhibit A, forms the complete statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer is subject to satisfactory proof of your right to work in the United States, and as required by law, you must provide the necessary documentation within 72 hours after you begin working.
Please sign and date this letter and the attached Employee Proprietary Agreement, and return it to me by close of business on 3 July 2008, if you wish to accept this offer of employment at the Company under the terms of this letter.

Everyone involved with the enterprise believes that the Company will thrive and grow in the years to come. We look forward to working with you in this unique growth opportunity and in having you join our team. If you have any questions regarding this offer, please call me directly at (650) 331-7124.
Sincerely,
/s/ Bernard Hausen
Dr. Bernard Hausen
President, CEO and Co-Founder
Accepted:

/s/ Frederick Bauer Frederick Bauer

June 30, 2008 Date Signed

14 July 2008
Start Date
Attachments:
Exhibit A: Proprietary Information and Inventions Agreement

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